Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Amendment No. One to Registration Statement on Form S-4 (No. 333-191770) of MB Financial, Inc. of our report dated September 24, 2012 relating to the financial statements of Celtic Leasing Corp. as of and for the years ended June 30, 2012 and 2011, appearing in the Current Report on Form 8-K/A of MB Financial, Inc. filed on March 18, 2013, and to the reference to us under the heading “Experts” in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California

December 6, 2013